Exhibit 99(a)

For Release: Tuesday, Nov. 6, 2007, 8:00 a.m. ET	Media Contact: Lindsey Williams
248-813-2528

Investor Contact: Al VanDenBergh
248-813-2495
DELPHI REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
          TROY, Mich. — Delphi Corp. (OTC.DPHIQ) today reported third quarter 2007 financial results with revenues of $6.2 billion, and a net loss of $1.2 billion. Non-GM revenues were $3.6 billion, representing 58 percent of global revenues.
Third Quarter 2007 Financial Results
•	Global Revenue: Revenue of $6.2 billion, slightly up from $6.0 billion in Q3 2006.

•	Non-GM Revenue: Non-GM revenue for the quarter was $3.6 billion, up 5 percent from $3.4 billion in Q3 2006, primarily due to favorable impact of foreign currency exchange and favorable volume and mix. Non-GM business represented 58 percent of Q3 revenues, compared to year-ago levels of 57 percent.

•	Net Loss: Net loss for the quarter was $1.2 billion or $2.08 per share compared to Q3 2006 net loss of $2.0 billion or $3.51 per share. The Q3 2007 net loss includes an accrual of $369 million for interest expense on certain prepetition claims as contemplated in Delphi’s plan of reorganization filed with the Bankruptcy Court, charges of $244 million for U.S. employee workforce transition programs, $124 million for charges for warranty matters and $112 million of employee termination benefits and other exit costs. Included in the Q3 2006 net loss were charges of $1.0 billion for U.S. employee workforce transition programs.
First Nine Months 2007 Financial Results
•	Global Revenue: Revenue of $19.9 billion, virtually flat from $20.0 billion in first nine months of 2006.

•	GM Revenue: GM revenue for first nine months of 2007 was $8.3 billion, down approximately 7 percent from $8.9 billion in first nine months 2006. The decrease in GM revenues was primarily due to reductions in GM North America production and the wind-down of certain GM production programs.

•	Non-GM Revenue: Non-GM revenue for the first nine months of 2007 was $11.6 billion, up approximately 5 percent from $11.1 billion in the first nine months of 2006 primarily attributable to favorable currency exchange rates. Non-GM revenue accounted for 58 percent of first nine months of 2007 revenues, compared to year-ago levels of 56 percent, primarily due to the reduction in GM revenue.

•	Net Loss: Net loss for the first nine months of 2007 was $2.5 billion compared to $4.6 billion for the first nine months 2006. Included in the first nine months of 2007 net loss were charges of $532 million in employee termination benefits and other exit costs, $369 million related to interest expense on certain prepetition claims, $353 million related to the Securities and ERISA litigation settlement, $264 million of charges for warranty matters, $238 million in U.S. employee workforce transition charges and $222 million in long-lived asset impairment charges.

•	Cash Flow: Cash flow used in operating activities was $556 million for the first nine months of 2007, as compared to $222 million used in operating activities in the first nine months of 2006. Cash flow from operating activities for the first nine months of 2007 was negatively impacted by payments, net of reimbursement by GM, related to the U.S. employee workforce transition program charges of $306 million as well as increased working capital primarily due to increased volume and the impact of foreign currency exchange rates.

•	Liquidity: Delphi continues to have sufficient liquidity available in the U.S. and globally to finance our global operations. As of Sept. 30, 2007, Delphi had $1.4 billion of cash and cash equivalents and $850 million of debt capacity under the refinanced DIP credit facility, which expires Dec. 31, 2007. On Oct. 30, 2007, Delphi began discussions to amend the DIP credit facility in order to extend the term until June 30, 2008, with the ability to further extend the maturity to Sept. 30, 2008.
          Additional information concerning Delphi’s third quarter 2007 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s third quarter Form 10-Q to be filed with the SEC later today.

FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in its periodic filings with the SEC and its filings with the Bankruptcy Court) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have little or no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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